Exhibit 99.1

U.S. Gold Corp. Announces Results of its 2022 Annual Meeting of Stockholders

Strong Stockholder Support Enables All Proxy Proposals to Pass

Cheyenne, Wyoming, December 20, 2022 – U.S. Gold Corp. (the “Company,” “we” or “our”) (NASDAQ: USAU), a gold exploration and development company, today announced the results of its Annual Meeting of Stockholders (the “Meeting”) held virtually on December 16, 2022.

The following proposals were approved by the Company’s stockholders at the Meeting:

●	Election of six directors Luke Norman, George Bee, Ryan Zinke, Robert Schafer, Tara Gilfillan and Michael Waldkirch, to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

●	Ratification of Marcum, LLP as the Company’s independent registered public accountant for its fiscal year ending April 30, 2023;

●	Compensation of our named executive officers (on a non-binding basis); and

●	An amendment to the Company’s 2020 Stock Incentive Plan.

A total of 5,716,393 million common shares, representing approximately 68.5% of common shares outstanding, were represented at the Meeting.

George Bee, U.S. Gold Corp.’s President and Chief Executive Officer, stated, “We are pleased that all the proxy proposals passed successfully at our Annual Meeting of Stockholders with strong stockholder support. On behalf of U.S. Gold Corp., our Board and entire management team, I would like to personally thank all of our stockholders for taking the time to vote and for their support. I look forward to working closely with our Board and updating our stockholders on our future development and exploration efforts.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. The CK Gold Project is located in Southeast Wyoming and has a Preliminary Feasibility Study technical report, which was completed by Gustavson Associates, LLC. The Keystone exploration property is on the Cortez Trend in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold